Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 42,960,115.00	0.0001381	$ 5,932.79
Fees Previously Paid
	Total Transaction Valuation:	$ 42,960,115.00
	Total Fees Due for Filing:			$ 5,932.79
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 5,932.79
Offering Note
[1]	* Calculated as the aggregate maximum purchase price for shares of common stock, based upon the purchase price per share of $11.00 and the maximum possible number of Shares that could be purchased in the Offer (3,905,465 Shares). The Transaction Value assumes that, as of November 10, 2025 (the most recent practicable date), the following will be tendered pursuant to the Offer: (i) 1,722,409 Shares issued and outstanding, (ii) 1,635,851 Shares issuable upon the exercise of outstanding warrants, (iii) 278,343 Shares issuable pursuant to outstanding stock options, (iv) 258,539 Shares reserved for future issuance under Evoke's 2013 Equity Incentive Plan, and (v) 10,323 Shares reserved for future issuance and authorized for purchase under Evoke's 2013 Employee Stock Purchase Plan. **Amount of Filing Fee is calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A